Exhibit 99.1

Mercantile Bank Corporation Declares Quarterly Dividend of $0.12 Per Common Share

GRAND RAPIDS, Mich., May 9, 2014 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") announced today that on May 9, 2014 its Board of Directors declared a quarterly cash dividend of $0.12 per common share, payable June 25, 2014 to holders of record as of June 13, 2014. As the record and payable dates fall after June 1, which is the planned effective date of the merger between Mercantile Bank Corporation and Firstbank Corporation, shareholders of the combined company on the record date will receive the dividend.

Mercantile noted that, due to the timing of the merger, the company’s dividend reinvestment plan will remain suspended through June 25, 2014, but the company intends to make the plan available for future quarterly cash dividend payments.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements about the expected benefits of the transaction between Mercantile and Firstbank. Other statements identified by words such as “positioned” are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Mercantile’s and Firstbank’s management and are inherently subject to significant uncertainties, many of which are beyond their respective control. Although Mercantile and Firstbank have signed an agreement, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if any conditions to closing are not satisfied. The adoption of a dividend policy does not commit Mercantile to declare future dividends. Each future dividend will be considered and declared by the Board of Directors at its discretion.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price Chairman & CEO 616-726-1600 mprice@mercbank.com	Charles Christmas Chief Financial Officer 616-726-1202 cchristmas@mercbank.com